As filed with the Securities and Exchange Commission on August 17, 2009
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MEDICAL PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	20-0191742
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)
1000 URBAN CENTER DRIVE, SUITE 501
BIRMINGHAM, AL 35242
(Address of registrant’s principal executive offices including zip code)

SECOND AMENDED AND RESTATED MEDICAL PROPERTIES TRUST, INC.
2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer
1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
(205) 969-3755
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ettore A. Santucci, Esq.
Yoel Kranz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share not previously registered	2,750,000	$7.39	$20,322,500	$1,134.00

(1)	In accordance with General Instruction E of Form S-8, the Registrant is registering 2,750,000 additional shares of common stock, $0.001 par value per share, reserved for issuance pursuant to the Registrant’s Second Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s common stock as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of $7.39 per share, the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on August 17, 2009.

EXPLANATORY NOTE
     On July 13, 2005, Medical Properties Trust, Inc., a Maryland corporation (the “Company”) registered 709,180 shares of its common stock, par value $0.001 per share (“Common Stock”), to be offered or sold to participants under the Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan, as amended from time to time (the “Plan”) pursuant to the Registration Statement on Form S-8 (File No. 333-126574). On December 15, 2005, the Company registered an additional 3,900,000 shares of Common Stock to be offered or sold to participants under the Plan pursuant to the Registration Statement on Form S-8 (File No. 333-130337). The Second Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan, as approved by the Company’s stockholders on May 17, 2007, amended and restated the Plan to increase the number of shares available for issuance under the Plan by 2,750,000 shares of Common Stock. This Registration Statement is being filed in order to register such additional 2,750,000 shares of Common Stock which may be offered or sold to participants under the Plan. The contents of the Company’s Registration Statement on Form S-8 (File No. 333-126574) and Registration Statement on Form S-8 (File No. 333-130337) relating to the Plan are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.
PART I
     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by us are incorporated as of their respective dates in this Registration Statement by reference:
A.	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 13, 2009, as amended by Amendment No. 1 to the Annual Report on Form 10-K filed on May 11, 2009, including all material incorporated by reference therein.

B.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 filed on May 11, 2009 and August 7, 2009, respectively.

C.	Our Current Report on Form 8-K filed on March 4, 2009.

D.	Items 1.01 and 5.03 of and Exhibits 1.1, 3.1, 5.1, 8.1, 23.1, 23.2 to the Current Report on Form 8-K filed on January 13, 2009.

E.	The description of our Common Stock contained in the Registration Statement on Form 8-A filed on July 5, 2005.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     We have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on our past financial statements incorporated by reference in this Registration Statement.
Item 6. Indemnification of Directors and Officers
     We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:
•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.
     This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.
     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the Maryland General Corporation Law, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.
     We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partner, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee’s written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit	Description

5.1	Opinion of Goodwin Procter LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Moss Adams LLP
23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that sections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on August 17, 2009.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner

Name: R. Steven Hamner Title: Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
     Each of the directors and/or officers of Medical Properties Trust, Inc. whose signature appears below hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner and each of them as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally to do all such things in their behalf in their capacities as officers to enable Medical Properties Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward K. Aldag, Jr. Edward K. Aldag, Jr.	Chairman of the Board, President and Chief Executive Officer	August 17, 2009
/s/ Virginia A. Clarke Virginia A. Clarke	Director	August 17, 2009
/s/ G. Steven Dawson G. Steven Dawson	Director	August 17, 2009
/s/ R. Steven Hamner R. Steven Hamner	Executive Vice President, Chief Financial Officer and Director	August 17, 2009
/s/ Robert E. Holmes Robert E. Holmes, Ph.D.	Director	August 17, 2009
/s/ Sherry A. Kellett Sherry A. Kellett	Director	August 17, 2009
/s/ William G. McKenzie William G. McKenzie	Vice Chairman of the Board	August 17, 2009
/s/ L. Glenn Orr, Jr. L. Glenn Orr, Jr.	Director	August 17, 2009

S-1

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Goodwin Procter LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Moss Adams LLP
23.4	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages to the Registration Statement)